SEALSQ Updates on Minimum Bid Price Non-Compliance

Geneva, Switzerland – November 19, 2024: SEALSQ Corp ("SEALSQ" or "Company") (NASDAQ: LAES), a leader in developing and selling semiconductors, PKI, and post-quantum technology hardware and software products, today provided an update on its strategy to address its noncompliance with the minimum bid price requirement in order to maintain its listing on the Nasdaq. As announced on August 1, 2024, the Company has been provided with an initial period of 180 calendar days, or until January 28, 2025, to regain compliance with the minimum bid price requirement. The closing bid price of the Ordinary Shares must be at least $1.00 for at least 10 consecutive business days prior to January 28, 2025 to regain compliance. If that occurs, Nasdaq will then provide a written confirmation of compliance and the matter will be closed.

The intention of the Company is to regain compliance with the Nasdaq minimum bid requirement prior to January 28, 2025 through its commercial activities in its semiconductor segment and the Company remains confident in this strategy. However, in the event that the Company has not regained compliance by January 28, 2025, the Company intends to request an extension to the compliance period of 180 days. A company listed on the Nasdaq Capital Market may be eligible for an additional 180-day compliance period if it meets the market value of publicly held shares requirement for continued listing and all other initial inclusion requirements for the Nasdaq Capital Market, except for the bid price requirement, and it provides written notice that it intends to regain compliance with the bid price requirement during the second 180-day compliance period, by effecting a reverse stock split if necessary.

The Company has reviewed the criteria that need to be met in order to receive an extension and can confirm that it meets all of these criteria as of the day of this release. If the Company continues to meet all of these criteria on January 28, 2025, it anticipates that the Nasdaq staff would grant the Company an additional 180-day compliance period upon submission of the written notice.

About SEALSQ:

SEALSQ focuses on selling integrated solutions based on Semiconductors, PKI and Provisioning services, while developing Post-Quantum technology hardware and software products. Our solutions can be used in a variety of applications, from Multi-Factor Authentication tokens, Smart Energy, Smart Home Appliances, and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks.

For more information please visit www.sealsq.com.

Forward-Looking Statements

This communication expressly or implicitly contains certain forward-looking statements concerning SEALSQ Corp and its businesses. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” “projects,” “forecasts” and variations of such words and similar expressions, as they relate to us, our management or third parties, are intended to identify the forward-looking statements. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, the success and timeline of certain commercial developments, the ability of such commercial developments to cause the Company to regain compliance with the minimum bid price requirement, the Company’s ability to meet the criteria for any extension to regain compliance with the minimum bid price requirement and the Nasdaq staff’s decision to grant an extension of the compliance period. Risks and uncertainties are further described in reports filed by SEALSQ with the SEC.

All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. SEALSQ Corp does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

SEALSQ Corp Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@sealsq.com	SEALSQ Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +212 836-9612 / kmurphy@equityny.com